Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Fourth Quarter and Full Year 2021 Results
-- Board Raises Quarterly Cash Dividend on Common Shares 6.7% --

NEW YORK, NY, February 16, 2022 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter and year ended December 31, 2021.
Financial Results(1)(2)
•Generated net income attributable to common shareholders of $42.5 million, or $0.36 per diluted share, for the quarter compared to $19.0 million, or $0.16 per diluted share, for the fourth quarter of 2020. For the year ended December 31, 2021, net income attributable to common shareholders increased to $102.7 million, or $0.88 per diluted share, from $93.6 million, or $0.79 per diluted share, for the year ended December 31, 2020.
•Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $67.8 million, or $0.56 per share, for the quarter compared to $49.0 million, or $0.40 per share, for the fourth quarter of 2020. For the year ended December 31, 2021, FFO increased to $180.3 million, or $1.48 per share, from $156.3 million, or $1.27 per share, for the year ended December 31, 2020.
•Generated FFO as Adjusted of $33.1 million, or $0.27 per share, for the quarter compared to $28.0 million, or $0.23 per share, for the fourth quarter of 2020. For the year ended December 31, 2021, FFO as Adjusted increased to $133.5 million, or $1.09 per share, compared to $107.5 million, or $0.88 per share, for the year ended December 31, 2020.
Operating Results(1)(3)
•Increased same-property Net Operating Income ("NOI") including properties in redevelopment by 16.0% compared to the fourth quarter of 2020 and by 14.1% compared to the year ended December 31, 2020.
•Increased same-property NOI excluding properties in redevelopment by 17.5% compared to the fourth quarter of 2020 and by 14.3% compared to the year ended December 31, 2020.
•Reported same-property portfolio leased occupancy of 94.1%, an increase of 120 basis points compared to September 30, 2021 and of 250 basis points compared to December 31, 2020.
•Reported consolidated portfolio leased occupancy of 88.8%, a decrease of 190 basis points compared to September 30, 2021 and of 60 basis points compared to December 31, 2020. The decrease is primarily due to the termination of our Kmart and Sears leases at Bruckner Commons, The Outlets at Montehiedra and Sunrise Mall.
•Executed 34 new leases, renewals and options totaling 815,000 sf during the quarter. Same-space leases totaled 589,000 sf and generated average rent spreads of 20.1% on a GAAP basis and 5.3% on a cash basis.
•Collected 99% of fourth quarter base rents.

Balance Sheet and Liquidity(1)(4)
Balance sheet highlights as of December 31, 2021, include:
•Total liquidity of approximately $820 million, comprised of $220 million of cash on hand and $600 million available under our revolving credit agreement.
•Weighted average term to maturity of 4.9 years with $80.8 million of debt maturing in 2022.
•Total market capitalization of approximately $4.0 billion comprised of 121.8 million fully-diluted common shares valued at $2.3 billion and $1.7 billion of debt.
•Net debt to total market capitalization of 37%.

Leasing, Development and Redevelopment
The Company executed 271,000 sf of new leases, including a 134,000 sf lease with Kohl's at Bergen Town Center in the vacancy created as a result of Century 21's bankruptcy. The Company also executed a 20-year lease with Hackensack Meridian Health to build an 80,000 sf medical office building at Bergen Town Center on a vacant outparcel facing Route 4. The new building is subject to certain state and municipal approvals, which are expected to be received by the end of the year.
The Company commenced $81.2 million of redevelopment projects during the quarter and now has $218.7 million of active redevelopment projects under way, of which $146.6 million remains to be funded. These projects are expected to generate an approximate 8% unleveraged yield.
During the quarter, the Company stabilized two redevelopment projects aggregating $12.5 million. The 102,000 sf CubeSmart self-storage facility developed on excess land at Tonnelle Commons reached 87% occupancy. Additionally, the build-out of Fun City at our property in Salem, NH was completed and the tenant opened in November 2021.
The Company has signed leases that have not yet rent commenced that are expected to generate an additional $22 million of future annual gross rent, representing approximately 10% of current NOI. Approximately $6 million of this amount is expected to be recognized in 2022.

Acquisition and Disposition Activity
In December, the Company closed on the acquisition of Woodmore Towne Centre, a 712,000 sf grocery-anchored, regional shopping center in Glenarden, MD which includes an adjacent 22-acre land parcel, for a purchase price of $193.4 million. The initial unleveraged yield on this transaction is approximately 6.4%.
To fund the acquisition, the Company entered into a 10-year, $117.2 million non-recourse first mortgage secured by the property. The mortgage has a fixed interest rate of 3.39% and is interest-only for the entire loan term.
In December 2021, the Company disposed of its ground lease position in Vallejo, CA for a sales price of $2.4 million.

Dividend
On February 15, 2022, the Board of Trustees declared a regular quarterly dividend of $0.16 per common share, resulting in an indicated annual rate of $0.64 per share, an increase of $0.04 per share or 6.7%, over the prior annual rate. The dividend will be payable on March 31, 2022 to common shareholders of record on March 15, 2022.

Earnings Conference Call Information
The Company will host an earnings conference call and audio webcast on February 16, 2022 at 8:30am EST. All interested parties can access the earnings call by dialing 1-877-407-9716 (Toll Free) or 1-201-493-6779 (Toll/International) using conference ID 13725369. The call will also be webcast and available in listen-only mode on the investor page of our website: www.uedge.com. A replay of the call will be available at the webcast link on the investor page starting February 16, 2022 at 11:30am EST through Wednesday, March 2, 2022 at 11:59pm EST.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended December 31, 2021.
(3) Refer to page 9 for a reconciliation of net income to NOI and Same-Property NOI for the quarter ended December 31, 2021.
(4) Net debt as of December 31, 2021 is calculated as total consolidated debt of $1.7 billion less total cash and cash equivalents, including restricted cash, of $220 million.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other REITs or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total revenue, which the Company believes is useful to investors for similar reasons.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 68 properties for the quarters ended December 31, 2021 and 2020 and 66 properties for the years ended December 31, 2021 and 2020. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release.

•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of December 31, 2021, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 68 properties for the quarters ended December 31, 2021 and 2020 and 66 properties for the years ended December 31, 2021 and 2020. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.
ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 75 properties totaling 17.0 million square feet of gross leasable area.
FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including its impact on our retail tenants and their ability to make rent and other payments or honor their commitments under existing leases; (ii) the loss or bankruptcy of major tenants; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration, the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (iv) the impact of e-commerce on our tenants’ business; (v) macroeconomic conditions, such as a disruption of, or lack of access to the capital markets, as well as potential volatility in the Company’s share price; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates and other factors, including the discontinuation of USD LIBOR, which is currently anticipated to occur in 2023; (ix) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; and (xv) the loss of key executives. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this Press Release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2021	2020
ASSETS
Real estate, at cost:
Land	$543,827	$568,662
Buildings and improvements	2,441,797	2,326,450
Construction in progress	212,296	44,689
Furniture, fixtures and equipment	7,530	7,016
Total	3,205,450	2,946,817
Accumulated depreciation and amortization	(753,947)	(730,366)
Real estate, net	2,451,503	2,216,451
Operating lease right-of-use assets	69,361	80,997
Cash and cash equivalents	164,478	384,572
Restricted cash	55,358	34,681
Tenant and other receivables	15,812	15,673
Receivables arising from the straight-lining of rents	62,692	62,106
Identified intangible assets, net of accumulated amortization of $37,361 and $37,009, respectively	71,107	56,184
Deferred leasing costs, net of accumulated amortization of $17,641 and $16,419, respectively	20,694	18,585
Prepaid expenses and other assets	74,111	70,311
Total assets	$2,985,116	$2,939,560

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,687,190	$1,587,532
Operating lease liabilities	64,578	74,972
Accounts payable, accrued expenses and other liabilities	84,829	132,980
Identified intangible liabilities, net of accumulated amortization of $35,029 and $71,375, respectively	100,625	148,183
Total liabilities	1,937,222	1,943,667
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 117,147,986 and 117,014,317 shares issued and outstanding, respectively	1,170	1,169
Additional paid-in capital	1,001,253	989,863
Accumulated deficit	(7,091)	(39,467)
Noncontrolling interests:
Operating partnership	39,616	38,456
Consolidated subsidiaries	12,946	5,872
Total equity	1,047,894	995,893
Total liabilities and equity	$2,985,116	$2,939,560

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
REVENUE
Rental revenue	$128,210	$86,656	$422,467	$328,280
Management and development fees	258	280	1,169	1,283
Other income	108	342	1,446	532
Total revenue	128,576	87,278	425,082	330,095
EXPENSES
Depreciation and amortization	23,797	26,371	92,331	96,029
Real estate taxes	16,018	15,271	63,844	60,049
Property operating	16,657	16,259	68,531	56,126
General and administrative	10,866	12,082	39,152	48,682
Casualty and impairment loss, net	96	3,055	468	3,055
Lease expense	3,207	3,467	12,872	13,667
Total expenses	70,641	76,505	277,198	277,608
Gain on sale of real estate	—	—	18,648	39,775
Interest income	57	212	360	2,599
Interest and debt expense	(13,745)	(17,131)	(57,938)	(71,015)
Gain on extinguishment of debt	—	—	—	34,908
Income (loss) before income taxes	44,247	(6,146)	108,954	58,754
Income tax (expense) benefit	(234)	25,893	(1,139)	38,996
Net income	44,013	19,747	107,815	97,750
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,688)	(787)	(4,296)	(4,160)
Consolidated subsidiaries	128	(1)	(833)	(1)
Net income attributable to common shareholders	$42,453	$18,959	$102,686	$93,589

Earnings per common share - Basic:	$0.36	$0.16	$0.88	$0.79
Earnings per common share - Diluted:	$0.36	$0.16	$0.88	$0.79
Weighted average shares outstanding - Basic	117,088	116,798	117,029	117,722
Weighted average shares outstanding - Diluted	117,138	116,873	121,447	117,902

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the quarters and years ended December 31, 2021 and 2020, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$44,013	$19,747	$107,815	$97,750
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,688)	(787)	(4,296)	(4,160)
Consolidated subsidiaries	128	(1)	(833)	(1)
Net income attributable to common shareholders	42,453	18,959	102,686	93,589
Adjustments:
Rental property depreciation and amortization	23,570	26,195	91,468	95,297
Gain on sale of real estate	—	—	(18,648)	(39,775)
Real estate impairment loss	96	3,055	468	3,055
Limited partnership interests in operating partnership	1,688	787	4,296	4,160
FFO Applicable to diluted common shareholders	67,807	48,996	180,270	156,326
FFO per diluted common share(1)	0.56	0.40	1.48	1.27
Adjustments to FFO:
Impact of lease terminations(2)	(33,462)	—	(44,540)	—
(Reinstatement)/write-off of receivables arising from the straight-lining of rents, net	(1,134)	1,321	(1,216)	12,025
Tax impact of Puerto Rico transactions(3)	(684)	(25,382)	(1,137)	(37,543)
Transaction, severance and other expenses(4)	590	4,729	861	6,097
Tenant bankruptcy settlement income	(19)	—	(771)	—
Write-off of below-market intangibles due to tenant bankruptcies	—	(1,649)	—	(1,649)
Gain on extinguishment of debt	—	—	—	(34,908)
Executive transition costs	—	—	—	7,152
FFO as Adjusted applicable to diluted common shareholders	$33,098	$28,015	$133,467	$107,500
FFO as Adjusted per diluted common share(1)	$0.27	$0.23	$1.09	$0.88

Weighted Average diluted common shares(1)	121,795	121,730	122,107	122,810
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the quarter and year ended December 31, 2021 and December 31, 2020, respectively are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) During the fourth quarter of 2021, net income includes $33.5 million of accelerated amortization of below-market lease intangibles resulting from the termination of our leases with Kmart and Sears. For the year ended December 31, 2021, net income includes $45.9 million of accelerated amortization of below-market lease intangibles resulting from these terminations. The $44.5 million adjustment to FFO in calculating FFO as Adjusted is net of the $1.4 million attributable to the noncontrolling interest in Sunrise Mall.
(3) Amount for the quarter and year ended December 31, 2021 reflects final adjustments to local and state income taxes in connection with the debt transactions and legal entity reorganization at our malls in Puerto Rico in 2020. Amount for the quarter and year ended December 31, 2020 reflects the original estimated income tax benefit resulting from the debt and legal entity reorganization transactions.
(4) Amount for the quarter and year ended December 31, 2020 includes transaction costs associated with the debt and legal entity reorganization transactions that occurred for the malls in Puerto Rico of $4.7 million and $5.7 million, respectively.

Reconciliation of Net Income to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the quarters and years ended December 31, 2021 and 2020, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of NOI and same-property NOI.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2021	2020	2021	2020
Net income	$44,013	$19,747	$107,815	$97,750
Management and development fee income from non-owned properties	(258)	(280)	(1,169)	(1,283)
Other (income) expense	221	(41)	608	672
Depreciation and amortization	23,797	26,371	92,331	96,029
General and administrative expense	10,866	12,082	39,152	48,682
Real estate impairment loss	96	3,055	468	3,055
Gain on sale of real estate	—	—	(18,648)	(39,775)
Interest income	(57)	(212)	(360)	(2,599)
Interest and debt expense	13,745	17,131	57,938	71,015
Gain on extinguishment of debt	—	—	—	(34,908)
Income tax (benefit) expense	234	(25,893)	1,139	(38,996)
Non-cash revenue and expenses	(36,471)	(2,597)	(55,463)	741
NOI	56,186	49,363	223,811	200,383
Adjustments:
Non-same property NOI and other(1)	(5,175)	(5,645)	(26,493)	(27,836)
Tenant bankruptcy settlement income and lease termination income	(19)	(336)	(1,313)	(1,094)
Same-property NOI	$50,992	$43,382	$196,005	$171,453
NOI related to properties being redeveloped	4,832	4,737	20,915	18,621
Same-property NOI including properties in redevelopment	$55,824	$48,119	$216,920	$190,074

(1) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired or disposed in the period. Amounts for 2021 include Sunrise Mall which generated a net operating loss of $0.4 million and $3.0 million for the quarter and year ended December 31, 2021, respectively. These amounts reflect the total operating loss on the property and include the portion pertaining to the noncontrolling interest in Sunrise Mall.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarters and years ended December 31, 2021 and 2020, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2021	2020	2021	2020
Net income	$44,013	$19,747	$107,815	$97,750
Depreciation and amortization	23,797	26,371	92,331	96,029
Interest and debt expense	13,745	17,131	57,938	71,015
Income tax (benefit) expense	234	(25,893)	1,139	(38,996)
Gain on sale of real estate	—	—	(18,648)	(39,775)
Real estate impairment loss	96	3,055	468	3,055
EBITDAre	81,885	40,411	241,043	189,078
Adjustments for Adjusted EBITDAre:
Impact of lease terminations(1)	(33,462)	—	(45,943)	—
(Reinstatement)/write-off of receivables arising from the straight-lining of rents, net	(1,134)	1,321	(1,216)	12,025
Transaction, severance and other expenses(2)	590	4,729	861	6,097
Tenant bankruptcy settlement income	(19)	—	(771)	—
Write-off of below-market intangibles due to tenant bankruptcies	—	(1,649)	—	(1,649)
Gain on extinguishment of debt	—	—	—	(34,908)
Executive transition costs	—	—	—	7,152
Adjusted EBITDAre	$47,860	$44,812	$193,974	$177,795

(1) Amount reflects accelerated amortization of $33.5 million and $45.9 million of below-market intangible liabilities (classified within property rental revenues in the consolidated statements of income) for the quarter and year ended December 31, 2021, respectively.
(2) Refer to footnotes on page 8, Reconciliation of Net Income to FFO and FFO as Adjusted, for the adjustments included in these line items.